EXHIBIT 99.1

The Men’s Wearhouse, Inc.

News Release

FOR IMMEDIATE RELEASE

MEN’S WEARHOUSE REPORTS SECOND QUARTER 2004 RESULTS

Diluted earnings per share grew 72% to $0.50

Company provides guidance for third and fourth quarter
and increases guidance for full year

HOUSTON — August 18, 2004 — The Men’s Wearhouse (NYSE: MW) today announced its consolidated financial results for the second quarter ended July 31, 2004.

Second Quarter Ended July 31, 2004

•	Net sales for the second quarter ended July 31, 2004 increased 10.5% to $369.5 million from $334.3 million for the same period a year ago.

•	U.S. comparable store sales for the quarter increased 6.8% and Canadian comparable store sales increased 7.7% when compared to the same period a year ago.

•	Net earnings were $18.2 million, or $0.50 diluted earnings per share, for the quarter, compared to net earnings of $11.4 million, or $0.29 diluted earnings per share, in the same period a year ago.

Six Months Ended July 31, 2004

•	Net sales for the six months ended July 31, 2004 increased 12.8% to $730.2 million from $647.4 million for the same period a year ago.

•	U.S. comparable store sales for the six month period increased 9.4% and Canadian comparable store sales increased 6.6% when compared to the same period a year ago.

•	Net earnings were $33.3 million, or $0.91 diluted earnings per share, for the six month period, compared to net earnings of $22.5 million, or $0.56 diluted earnings per share, in the same period a year ago.

Store Information

	July 31, 2004		August 2, 2003		January 31, 2004
	Number	Sq. Ft.	Number	Sq. Ft.	Number	Sq. Ft.
	of Stores	(000's)	of Stores	(000's)	of Stores	(000's)
Men’s Wearhouse	508	2,772.1	503	2,742.8	506	2,762.8
Moores, Clothing for Men	114	703.5	114	700.0	114	700.1
K&G (A)	74	1,702.5	64	1,437.4	73	1,672.9

Total	696	5,178.1	681	4,880.2	693	5,135.8

(A) 38, 25 and 35 stores, respectively, offering women’s apparel.

George Zimmer, Men’s Wearhouse founder, chairman and chief executive officer, stated, “We are very pleased to report yet another in a continuing series of quarterly results that have exceeded our own expectations. By leveraging our brand and meeting our customer’s needs, we continue experiencing solid revenue growth while increasing margins and earnings at a greater rate.”

Fiscal 2004 Guidance

•	Net Sales

The company expects its third quarter net sales to be in the range of $343.1 million to $348.1 million, an increase of 6.4% to 7.9%. Fourth quarter net sales are expected to be in the range of $441.7 to $449.7 million, an increase of 4.5% to 6.4%. Fifty two week net sales are expected to be in the range of $1.515 billion to $1.528 billion, an increase of 8.8% to 9.7%.

U.S. comparable store sales growth for both the third and fourth quarters are expected to be positive low single digit, and for the full year positive mid single digit. Canadian comparable store sales for the third quarter, fourth quarter and full year are expected to be positive mid single digit.

•	Gross Margin

Gross margin, as a percentage of sales, for the third quarter, fourth quarter and full year is expected to be in the range of 37.6% to 38.1%, 38.3% to 38.8%, and 37.9% to 38.7%, respectively.

•	S G & A Margin

Selling, general and administrative expenses, as a percentage of sales, for the third quarter, fourth quarter and full year are anticipated to be in the range of 32.1% to 32.6%, 30.2% to 30.7%, and 31.2% to 32.0%, respectively.

•	Effective Tax Rate of approximately 37.25%.

•	Diluted Earnings Per Share (A)

Third Quarter	$0.32 — $0.34
Fourth Quarter	$0.62 — $0.65
Fiscal Year	$1.85 — $1.90

(A)	Diluted shares for the third and fourth quarters are estimated to be 36.4 million and fiscal year is estimated to be 36.5 million.

•	Capital Expenditures and Depreciation & Amortization

Capital expenditures for the year are estimated to be $63 million and depreciation and amortization is estimated to be $49 million.

•	Store Growth

The company anticipates square footage to increase approximately 4.2% with the following net store opening activity for the year:

Fiscal Year 2004

	1st Q	2nd Q
	Actual	Actual	3rd Q	4th Q	Total
Men’s Wearhouse	2	0	6	4	12
K&G	0	1	0	3	4

Total	2	1	6	7	16

CONFERENCE CALL AND WEBCAST INFORMATION

At 5:30 p.m. Eastern Time today, company management will host a conference call and real-time webcast to review the financial results of The Men’s Wearhouse, Inc.’s second quarter. To access the conference call, dial 303-262-2190. To access the live webcast presentation, visit the Investor Relations section of the company’s website at www.menswearhouse.com. A telephonic replay will be available through August 25th by calling 303-590-3000 and entering the access code of 11005281, or a webcast archive will be available free on the website for approximately 90 days.

Founded in 1973, Men’s Wearhouse is one of North America’s largest specialty retailers of men’s apparel with 696 stores. The stores carry a full selection of designer, brand name and private label suits, sport coats, furnishings and accessories, including tuxedo rentals available in the Men’s Wearhouse and Moores stores. The company also operates the second largest manufacturing facility of men’s suits, sport coats and slacks in Canada, most of which is used to supply the Moores stores.

For additional information on Men’s Wearhouse, please visit the company’s website at www.menswearhouse.com.

This press release contains forward-looking information. The forward-looking statements are made pursuant to the Safe Harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward looking statements may be significantly impacted by various factors, including unfavorable local, regional and national economic developments, disruption in retail buying trends due to homeland security concerns, severe weather conditions, aggressive advertising or marketing activities of competitors and other factors described herein and in the Company’s annual report on Form 10-K for the year ended January 31, 2004 and subsequent Forms 10-Q.

CONTACT: Claudia Pruitt, Men’s Wearhouse (713) 592-7200
Ken Dennard, DRG&E (713) 529-6600

THE MEN’S WEARHOUSE, INC. AND SUBSIDIARIES CONSOLIDATED STATEMENTS OF EARNINGS

FOR THE SIX MONTHS ENDED
July 31, 2004 AND AUGUST 2, 2003
(In thousands, except per share data)

	Six Months Ended
		% of		% of
	2004	Sales	2003	Sales
Net sales	$730,209	100.00%	$647,414	100.00%
Cost of goods sold, including buying and occupancy costs	446,893	61.20%	413,259	63.83%

Gross margin	283,316	38.80%	234,155	36.17%

Selling, general and administrative expenses	228,096	31.24%	197,569	30.52%

Operating income	55,220	7.56%	36,586	5.65%

Interest expense (net of interest income of $637 and $669, respectively)	2,136	0.29%	794	0.12%

Earnings before income taxes	53,084	7.27%	35,792	5.53%

Provision for income taxes	19,774	2.71%	13,332	2.06%

Net earnings	$33,310	4.56%	$22,460	3.47%

Net earnings per share:
Basic	$0.92		$0.57

Diluted	$0.91		$0.56

Weighted average shares outstanding:
Basic	36,054		39,530

Diluted	36,718		39,769

THE MEN’S WEARHOUSE, INC. AND SUBSIDIARIES CONSOLIDATED STATEMENTS OF EARNINGS

FOR THE THREE MONTHS ENDED
July 31, 2004 AND AUGUST 2, 2003
(In thousands, except per share data)

	Three Months Ended
		% of		% of
	2004	Sales	2003	Sales
Net sales	$369,480	100.00%	$334,292	100.00%
Cost of goods sold, including buying and occupancy costs	224,036	60.64%	211,356	63.22%

Gross margin	145,444	39.36%	122,936	36.78%

Selling, general and administrative expenses	115,358	31.22%	104,277	31.19%

Operating income	30,086	8.14%	18,659	5.58%

Interest expense (net of interest income of $363 and $363, respectively)	1,059	0.29%	415	0.12%

Earnings before income taxes	29,027	7.86%	18,244	5.46%

Provision for income taxes	10,813	2.93%	6,796	2.03%

Net earnings	$18,214	4.93%	$11,448	3.42%

Net earnings per share:
Basic	$0.51		$0.29

Diluted	$0.50		$0.29

Weighted average shares outstanding:
Basic	35,976		39,427

Diluted	36,625		39,830

THE MEN’S WEARHOUSE, INC. AND SUBSIDIARIES CONSOLIDATED BALANCE SHEETS

	July 31,	August 2,
	2004	2003
ASSETS
Current assets:
Cash	$119,364	$70,145
Inventory	387,261	393,631
Other current assets	49,176	47,153

Total current assets	555,801	510,929
Property and equipment, net	213,301	208,387
Other assets	91,100	70,426

Total assets	$860,202	$789,742

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities	$180,884	$169,874
Long term debt	131,000	40,988
Deferred taxes and other liabilities	30,540	26,781
Shareholders’ equity	517,778	552,099

Total liabilities and equity	$860,202	$789,742